Exhibit 99.1

Andres Lopez Chief Executive Officer One Michael Owens Way, Plaza 1 Perrysburg, Ohio 43551-2999 +1 567 336 5100 tel +1 567 336 5410 fax

March 7, 2016

James W. Baehren

Senior Vice President & General Counsel

Dear Jim,

The Board of Directors believes you are a key member of O-I’s senior executive team and would like to incentivize you to remain with the Company and not retire, by offering you a retention bonus of $500,000 (the “Retention Bonus”) provided that you remain continuously employed by the Company through (i) December 31, 2017, (ii) a mutually agreeable earlier retirement date, or (iii) your death.  The Retention Bonus will not be payable if your employment is terminated by the Company and you are either eligible to receive severance benefits under the  Company’s Executive Severance Policy, or the termination is for cause (as defined in the Executive Severance Policy).

The Company will pay the Retention Bonus in a single lump sum payment, subject to applicable tax withholding, on the earlier of the first payroll of the Company occurring (a) in January, 2018  (b) following your death, or (c) in the seventh month following your retirement.

The Board of Directors and I look forward to working with you as we continue to build a customer-focused, high performing organization for O-I and its share owners.

Best Regards,

/s/ Andres Lopez
Andres Lopez
Chief Executive Officer

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